Exhibit 99.1

Easterly Government Properties, Inc.

Introduction to the Unaudited Pro Forma Consolidated Financial Statements

The unaudited pro forma consolidated financial statements (including notes thereto) of Easterly Government Properties, Inc. (the “Company”) are qualified in their entirety and should be read in conjunction with the consolidated financial statements for the fiscal year ended December 31, 2017, and related notes thereto, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 filed with the U.S. Securities and Exchange Commission (the “SEC”) on March 1, 2018 (the “Form 10-K”).

On June 1, 2017, the Company, through a wholly-owned subsidiary of its operating partnership, Easterly Government Properties LP (the “Operating Partnership”), acquired the Department of Veterans Affairs (VA) Ambulatory Care Center located in Loma Linda, California (“VA – Loma Linda”) by acquiring 100% of the membership interest of WI Loma Linda, LLC from an unrelated third party. VA – Loma Linda is a 327,614 rentable square foot state-of-the-art ambulatory care facility, constructed in 2016 and 100% leased to the Department of Veterans Affairs (“VA”). VA – Loma Linda had an aggregate purchase price of $212.6 million which was funded by a $175.0 million private placement, $26.3 million credit facility draws and cash on hand. Subsequent to closing the Company, through a wholly-owned subsidiary of the Operating Partnership, entered into a $127.5 million mortgage loan secured by VA – Loma Linda and used the proceeds to pay down the Company’s senior unsecured revolving credit facility.

The unaudited pro forma consolidated statement of operations for the year ended December 31, 2017 is presented as if the acquisition of VA – Loma Linda by the Company had occurred on January 1, 2017. The Company has not presented a pro forma consolidated balance sheet as of December 31, 2017, because the impact of consolidating VA – Loma Linda, is already reflected in the consolidated balance sheet as of December 31, 2017, which is included in the Form 10-K.

In management’s opinion, all adjustments necessary to reflect the acquisition of VA – Loma Linda have been made.

The unaudited pro forma consolidated financial statements for the year ended December 31, 2017 are not necessarily indicative of what the Company’s actual results of operations would have been assuming the transactions had occurred as of January 1, 2017, nor do they purport to represent our financial condition or results of operation for future periods.

Easterly Government Properties, Inc.

Unaudited Pro Forma Consolidated Statement of Operations

For the Year Ended December 31, 2017

(Amounts in thousands, except share and per share amounts)

	Easterly Government Properties, Inc.	VA - Loma Linda	Other Adjustments		Company Pro Forma
	(A)	(B)
Revenues
Rental income	$116,002	$6,088	$(84)	(C)	$122,006
Tenant reimbursements	13,929	160	—		14,089
Other income	742	5	—		747
Total revenues	130,673	6,253	(84)		136,842
Operating expenses
Property operating	24,907	575	—		25,482
Real estate taxes	13,730	693	—		14,423
Depreciation and amortization	54,873	—	2,347	(D)	57,220
Acquisition costs	1,493	—	—		1,493
Corporate general and administrative	12,900	—	—		12,900
Total expenses	107,903	1,268	2,347		111,518
Operating income	22,770	4,985	(2,431)		25,324
Other expenses
Interest expense, net	(17,071)	—	(3,673)	(E)	(20,744)
Loss on the sale of operating property	(310)	—	—		(310)
Net income (loss)	5,389	4,985	(6,104)		4,270
Non-controlling interest in Operating Partnership	(941)	—	195	(F)	(746)
Net income (loss) available to Easterly Government Properties, Inc.	$4,448	$4,985	$(5,909)		$3,524
Net income (loss) available to Easterly Government Properties, Inc. per share:
Basic	$0.11				$0.09
Diluted	$0.10				$0.08
Weighted-average common shares outstanding
Basic	39,607,740				39,607,740
Diluted	41,563,540				41,563,540

The accompanying notes are an integral part of the unaudited pro forma consolidated statement of operations.

Easterly Government Properties, Inc.

Notes to the Unaudited Pro Forma Consolidated Statement of Operations

The adjustments to the unaudited pro forma consolidated statement of operations for the year ended December 31, 2017 are as follows:

(A)	Reflects the historical results of Easterly Government Properties, Inc. for the year ended December 31, 2017.
(B)

Reflects the statement of revenues and certain expenses of VA – Loma Linda for the five months ended May 31, 2017. The table below provides a reconciliation from the unaudited statement of revenues and certain expenses for the three months ended March 31, 2017 reported on a Current Report on Form 8-K, filed by the Company with the SEC on July 28, 2017, to the statement of revenues and certain expenses of VA – Loma Linda for the five months ended May 31, 2017:

	Three Months Ended March 31, 2017	Two Months Ended May 31, 2017	VA - Loma Linda
Revenues
Rental income	$3,653	$2,435	$6,088
Tenant reimbursements	95	65	160
Other income	3	2	5
Total revenues	$3,751	$2,502	$6,253

Certain expenses
Property operating	339	236	575
Real estate taxes	413	280	693
Total certain expenses	752	516	1,268

Revenues in excess of certain expenses	$2,999	$1,986	$4,985
(C)

The pro forma adjustment for rental income is based on the Company’s straight-line rent adjustment that would have been recorded assuming VA – Loma Linda was acquired on January 1, 2017, net of the straight-line rent adjustment recorded for VA – Loma Linda in the historical results of Easterly Government Properties, Inc. for the year ended December 31, 2017.

(D)

The pro forma adjustment for depreciation expense is based on the Company’s basis in the assets that would have been recorded assuming VA – Loma Linda was acquired on January 1, 2017. Depreciation and amortization amounts were determined in accordance with the Company’s policies and are based on management’s evaluation of the estimated useful lives of the properties and intangibles. The amounts allocated to buildings are depreciated over 40 years. The amounts allocated to lease intangibles are amortized over the remaining life of the related leases.

(E)

Reflects the additional estimated interest expense assuming VA – Loma Linda was acquired on January 1, 2017. The table below provides a summary of interest bearing debt used to finance VA – Loma Linda:

	Fixed/ Floating	Interest Rate	Principal Balance
Notes payable, net
Series A	Fixed	4.05%	$95,000
Series B	Fixed	4.15%	$50,000
Series C	Fixed	4.30%	$30,000
Mortgage notes payable, net	Fixed	3.59%	$127,500
Revolving credit facility	Floating	2.50%	$(106,167)
(F)	Non-controlling interest in Operating Partnership is adjusted based on the additional pro forma earnings due to the acquisition of VA – Loma Linda.

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